EXHIBIT 99.1


[DHB LOGO GOES HERE]        NEWS FROM DHB INDUSTRIES INC.
                            400 Post Avenue  Suite 303  Westbury, NY 11590
                            T:516/997-1155  F:516/997-1144 www.dhbindustires.com


                          COMPANY CONTACT:                Larry Ellis, President
                                                          516/997-1155
FOR IMMEDIATE RELEASE                                     Dschlegel@dhbt.com

      DHB INDUSTRIES, INC. RECEIVES NOTICE FROM THE AMERICAN STOCK EXCHANGE
            OF NONCOMPLIANCE WITH CERTAIN CONTINUED LISTING STANDARDS

Westbury, New York, April 7, 2006. DHB Industries Inc. (AMEX:DHB), a leader in the field of protective body armor, announced today that, on April 3, 2006, it received a notice from the American Stock Exchange (AMEX) that the Company was not in compliance with the continued listing standards under Sections 134 and 1101 of the AMEX Company Guide due to the Company's previously announced failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 with the Securities and Exchange Commission. The receipt of the notice will not result in the immediate delisting of the Company's common stock from the AMEX.

The Company intends to provide a timely response to the AMEX notice and to take other action to return to compliance with the AMEX continued listing standards. As previously announced, the Company intends to file its Annual Report on Form 10-K as soon as practicable and is working diligently to do so. However, there can be no assurance that the Company will be able to take all of the actions necessary to return to compliance with the AMEX continued listing standards.


ABOUT DHB INDUSTRIES INCORPORATED

DHB Industries Inc.'s Armor Group is in the protective body armor industry. Its highly recognized subsidiaries, Point Blank Body Armor Inc.
(WWW.POINTBLANKARMOR.COM) and Protective Apparel Corporation of America (PACA) (WWW.PACABODYARMOR.COM), are focused on the design, manufacture, and distribution of bullet resistant and protective body armor for military, law enforcement, and corrections in the U.S. and worldwide.

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DHB Sports Group produces and markets a comprehensive line of athletic supports and braces which are merchandised through national superstore chains as well as through private label distributors.

DHB maintains facilities in Westbury, NY, Deerfield Beach, FL, Oakland Park, FL, Pompano Beach, FL, Jacksboro, TN and Arlington, VA. To learn more about DHB Industries Inc., visit the website at (WWW.DHBINDUSTRIES.COM).


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements, which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions that speak as of the date hereof and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our reports on file with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. We undertake no obligation to revise or update publicly any forward-looking statements to reflect any change in the expectations of our management with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.